PURCHASE AGREEMENT

     This Agreement is dated this 7 day of March, 2003, by and between CYPOST CORPORATION, a Delaware corporation, ("SELLER") and ISOMEDIA.COM, L.L.C., a Washington liability company ("BUYER").

                                    RECITALS:

     WHEREAS, the SELLER operates and owns a business division called "Connect Northwest" or "CNW" ("CNW Business") which provides web hosting services and dial-up internet service access to customers located in the Mount Vernon area of the State of Washington (" CNW Customers").

     WHEREAS,  the  SELLER  operates  the  CNW  Business  from Mount Vernon, WA;

     WHEREAS, on the terms and conditions below, the BUYER desires to purchase, and the SELLER desires to sell its CNW Customer accounts and certain assets owned by Seller, which assets are utilized by SELLER to operate the CNW Business.

     NOW, THEREFORE, for good and valuable consideration, and in consideration of the terms and conditions below, SELLER and BUYER agree as follows:

     1.     Assets  Purchased/Liabilities  Assumed/Employees/Other  Agreement.

          1.1 Assets Purchased. The SELLER agrees to sell to the BUYER and the BUYER agrees to purchase from the SELLER, on the terms and conditions set forth in this Agreement, the following:

               1.1.1  The  assets ("CNW Assets") set forth on Exhibit A attached
                                                              ---------
hereto and incorporated herein by this reference, which include the CNW Customer Accounts.

               1.1.2 The right to all cash receipts or payments from or attributable to CNW Customers for March of 2003 for CNW Business internet or hosting services for the entire calendar month of March, 2003If any payments for March of 2003 are received directly by SELLER, then the SELLER agrees to immediately remit said payments to BUYER.

          1.2 Excluded Assets. Excluded from the CNW Assets are any CNW Assets that are not expressly set forth on Exhibit A.
                                           ----------


PURCHASE AGREEMENT--PAGE 1

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          1.3  Employees.  Upon  execution  of  this  Agreement,  SELLER  will terminate each employee of the CNW Business and shall satisfy all severance, vacation, benefits and other obligations, statutory of and under common law, relating to such employees as a result of the termination of employment. Upon full execution of this Agreement, BUYER, at its sole discretion, may make offers of employment to specific employees of SELLER's CNW Business. The SELLER agrees to release all terminated employees from any employment agreement that would restrict or limit said employee's ability to accept employment with BUYER.

          1.4  Liabilities  of  SELLER

               1.4.1 Liabilities Not Assumed By BUYER. SELLER shall continue tobe responsible for and agrees to pay and discharge all of its liabilities, expenses, taxes accounts payables, employment expenses, accrued vacation expenses and obligations relating to the operation of the CNW Business prior to Closing. BUYER will not assume any of said liabilities or expenses and BUYER will further not assume any of equipment leases, equipment repair agreements, employment contracts, office lease, deferred compensation agreement, line of credit or other debts and obligations of the CNW Business.

               1.4.2  Liabilities  Assumed  By BUYER.    BUYER agrees to assume,
pay for and discharge the following CNW Business related liabilities and expenses ("Assumed Liabilities"):

                    (a) Expenses for dial-up internet service of the CNW Business ($X.XX prepaid per CNW Customer or $X.XX paid upon receipt per CNW Customer per month based on XX pooled hours, with an additional $. XX per hour above XX pooled hours) for the calendar month of March, 2003.

                    (b) Qwest frame relay, hosting bandwidth, local and toll free telephone lines, P.O. Box expenses, plus any other ordinary and necessary expenses that are directly related to the CNW Business for the month of March 2003.

                    (c) The BUYER agrees to reimburse SELLER for the payroll costs (excluding any termination bonuses or other accrued salary for vacation) directly attributable to the CNW Business employees performing services for the CNW Business from March 1 until the date of execution of this Agreement. SELLER agrees to provide an accounting of said employment related expenses within ten
(10) days of the execution of this Agreement and BUYER will promptly reimburse SELLER for said payroll costs.

     2.  Purchase  Price  and  Terms.


PURCHASE AGREEMENT--PAGE 2

          2.1.1 Purchase Price. The purchase price and other consideration for the purchase of the CNW Assets is One Hundred and Seventy Thousand One Hundred and Eighty Four &13/100 Dollars ($170,184.13).

          2.1.2 Terms of Sale. The BUYER agrees to pay the entire purchase price all cash at Closing. SELLER desires the purchase price to be wired into the following bank account upon execution of this document:

          CNW
          Bank of America
          a/c no. 268xx-xxxxx
          address : 5th & Main 2681, Oregon,

          2.1.3 Allocation of Purchase Price. The Purchase Price shall be allocated as follows:

               Equipment                         $  5,000.00
               Non-solicitation Covenant         $  5,000.00
               Trademarks &Trade names           $ 25,000.00
               Customer List                     $135,184.13
                                                 -----------

               Total Purchase Price              $170,184.13


     2.5 Tax Reporting of Allocations. BUYER and SELLER shall report the sale and purchase of the CNW Assets for all federal, state, local and foreign tax purposes in a manner consistent with the allocation set forth in this Section 2.1.3

     3.  Closing.

          3.1 Closing Date. The closing ("Closing") of this transaction shall on the date this Agreement is executed by SELLER and BUYER. For purposes of administrative convenience, the effective date of Closing shall be deemed March 1, 2003. There shall be no formal closing agent, but the parties hereto agree to cooperate to execute all documents to effectuate closing, including any instruments, documents or other forms necessary to accomplish the transfer of the CNW Customers and other CNW Assets to BUYER. Both parties hereto recognize that providers such as Qwest or UUNET, etc may require SELLER and/or BUYER to execute additional forms or documents to accomplish the complete transfer of the CNW Assets and both parties hereto agree to cooperate to execute said forms or documents. SELLER grants BUYER until March 31, 2003, to remove all purchased CNW Assets from its leased office spaces.

          3.2 Prorations. Other than the Assumed Liabilities, BUYER will not be responsible for any costs or expenses of the CNW Business prior to closing. BUYER agrees to pay costs and expenses of incurred from March 1, 2003 and thereafter for the previously listed Assumed Liabilities.


PURCHASE AGREEMENT--PAGE 3

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          SELLER  shall  remain responsible for the office lease, telephone line costs, UUNET service costs, Federal income taxes, Washington State Excise/Sales/Use tax and Business & Occupation Taxes incurred by SELLER prior to Closing and all other expenses, debts and obligations relating to the operation of the CNW Business prior to Closing. SELLER is responsible for all employment costs, including wages, accrued vacation time for employees and FICA, of its CNW Business employees that are terminated, subject to a reimbursement from BUYER as outlined in Section 1.2.2 (c) above.

          3.3  Transfer  Taxes,  Etc.  To  the extent applicable, any Washington
State retail sales/use/excise taxes due as a result of the sale of CNW Assets contemplated hereby shall be paid entirely by BUYER.

          3.4  Costs and Expenses. Except as otherwise provided in Sections 3.2,
3.3 and elsewhere in this Agreement, each party shall separately bear the costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

          3.5 Disclosures. SELLER and BUYER agree not to make any public disclosures about the existence or contents of this Agreement other than as required by law or public disclosure requirements of SELLER. At the request of BUYER, SELLER agrees to cooperate with BUYER (at no financial obligation or cost to SELLER) to notify the CNW Customers of the purchase by BUYER and the change of ISP and/or web hosting services.

          3.6   Performance  at  Closing.

               3.6.1  Performance  By  SELLER.   SELLER  will:

                    (a) At Closing, deliver to BUYER a Bill of Sale in the form of Exhibit B and all other appropriate documents and instruments in
          ----------
customary form and substance sufficient to transfer to BUYER all of SELLER's right, title and interest in and to all tangible assets that are a part of the CNW Assets, free and clear of any mortgages, liens, pledges, privileges, charges, claims and encumbrances any kind whatsoever, other than the Assumed Liabilities.

                    (b) At Closing, deliver to BUYER a certified copy of a resolution of SELLER's board of directors authorizing the execution of this Agreement and the transactions contemplated hereby.

                    (c) At Closing, deliver to BUYER all other instruments and documents that BUYER or its counsel, in the reasonable exercise of their discretion, shall deem to be necessary to fulfill any obligation required to be fulfilled by SELLER on the Closing date.


PURCHASE AGREEMENT--PAGE 4

                    (d) At Closing, provide to BUYER written authorization to change the endpoint of the Qwest Relay T1 line.

                    (e) At Closing, to provide to BUYER written authorization to take over ownership of the P.O. Box located in Mount Vernon, Washington.

                    (f) At Closing, stop announcing the Class-C Block of IP Addresses allocated to SELLER by Savvis which are currently used for the CNW.com hosted websites and the CNW.com internal network servers from its routers and DNS servers and permit the BUYER to announce those addresses from BUYERSec.s routers and DNS servers. If it is technically not feasible for SELLER to determine how to achieve this objective, SELLER will instead transfer the affected Class C blocks of IP addresses to BUYER.

                    (g) Upon receipt of payment for the March 2003 CNW dialup service from Isomedia, CyPost will provide Isomedia a copy of the Check issued to WorldCom for the CNW realm. SELLER will cooperate with BUYER, including granting a written letter of authorization, to allow BUYER to transfer the UUNET realm of "CNW.com" to BUYER's Radius servers.

               3.6.2 Performance by BUYER at Closing. At Closing, BUYER shall deliver to SELLER the following:


                    (a) Cash in the full amount of the purchase price. If SELLER elects to receive the Purchase Price payment by a wire transfer, then the BUYER agrees to wire the Purchase Price to BUYER.

                    (b) A certified copy of a resolution of sole Member of BUYER authorizing this transaction.

                    (c) All other instruments and documents that SELLER or its counsel, in the reasonable exercise of their discretion, shall deem to be necessary to fulfill any obligation required to be fulfilled by BUYER on the Closing date.

          3.7 Use of Names. The SELLER agree that after the Closing the BUYER shall have the sole ownership and use of the names "CONNECT NORTHWEST", "CNW.COM" and "CNW.NET" and that SELLER agrees that it will not use said names in any manner whatsoever without written consent of BUYER. PURCHASER is allowed to use the names in SEC filings.


PURCHASE AGREEMENT--PAGE 5

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     4.  Representations  and  Warranties  of  SELLER.   SELLER  represents  and
warrants to BUYER that the following statements are true and correct on the date hereof, and will be true and correct on the Closing as though made on such date:

          4.1 Organization, Corporate Power and Authority. SELLER is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

          4.2 Authorization, Binding Effect and No Conflicts. Upon execution of this Agreement by the parties hereto. That the Agreement has been duly and validly executed and delivered by SELLER and constitutes the valid and binding obligation of SELLER, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally, and (ii) general principles of equity.

          4.3 Licenses and Authorizations. SELLER is not aware of any material violation of any federal, state, or local law or regulation in respect to SELLER's ownership or operation of the CNW Assets and CNW Business.

          4.4 Financial Statements. To the best of SELLER's knowledge, all financial statements that SELLER has provided BUYER relating to the CNW Business are true and accurate.

          4.5 Litigation. There are no actions, suits, claims, proceedings or investigations pending or, to the knowledge of SELLER, threatened against SELLER that would affect SELLER's title or interest in any of the CNW Assets. SELLER has received no notice, and has no knowledge, that it is in default of any order, writ, injunction or decree of any court or federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality with respect to the ownership and operation of the CNW Assets. To the best knowledge of SELLER, SELLER has complied in all material respects with all laws, regulations, franchises, licenses and orders applicable to the CNW Assets.

          4.6 Employee Agreements. There are no collective bargaining agreements and no deferred compensation or profit-sharing plans or arrangements presently in force, or any other agreement with employees that would affect the transfer of CNW Assets contemplated by this Agreement or require BUYER to continue any employment or compensation arrangement with any person. SELLER has no commitment to enter into any such agreements, or establish any such plans or arrangements, nor will it do so while this Agreement is in effect.

          4.7 No Broker. SELLER has not employed any broker, finder or agent, nor otherwise become obligated for any broker's, finder's or agent's or similar fee with respect to the transaction contemplated by this Agreement.


PURCHASE AGREEMENT--PAGE 6

          4.8 Disclosure. Neither this Agreement nor any of the Schedules or Exhibits annexed hereto contains any untrue statement of any material fact, or omits to state any material fact required to be stated in order to make the statements contained herein or therein not misleading. To the best knowledge of SELLER, there is no fact which has not been disclosed in writing to BUYER prior to the date hereof that materially adversely affects the prospects or the financial or other condition of the CNW Assets.

          4.9 Compliance With Laws. To SELLER's knowledge, SELLER is in compliance with all laws, rules, regulations and orders applicable to the CNW Business (including, without limitation, those relating to environmental protection, occupational safety and health and equal opportunity employment practices), except where the failure to comply therewith does not have a material adverse effect on the financial condition of the CNW Business.

          4.10 Nonforeign Status. SELLER is not a "foreign person" (i.e., a nonresident alien individual or foreign corporation) within the meaning of
Section 897(a) of the Internal Revenue Code. At Closing, SELLER will furnish Purchaser, in accordance with Internal Revenue Code Section 1445 and the regulations thereunder, with an affidavit stating, under penalty of perjury, that SELLER is not a "foreign person," and stating SELLER's taxpayer identification number.

          4.11  Tax  and  Other  Returns  and Reports.   (i) All federal, state,
local and foreign tax returns and reports (including without limitation all income tax, social security, payroll, unemployment compensation, sales and use, excise, privilege, property, ad valorem, franchise, license and school) required to be filed by the SELLER by the Closing ("Tax Returns") have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports properly reflect the taxes of the SELLER for the periods covered thereby; (ii) all federal, state and local taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, including those enumerated above with respect to the Tax Returns, which are called for by the Tax Returns, or which are claimed to be due from the SELLER by notice from any taxing authority, or upon or measured by its properties, assets or income ("Taxes"), have been properly accrued or paid by or at the Closing if then due and payable; and (iii) the reserves for Taxes contained in the Financial Statements are adequate to cover the tax liabilities of the SELLER as of that date, and nothing other than tax on operations subsequent to the date of the Financial Statements has occurred subsequent to that date to make any of such reserves inadequate.

          4.12 Intellectual Property Rights. Except, in each case, as set forth in Schedule 4.12:


PURCHASE AGREEMENT--PAGE 7

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               (a)  The  SELLER has trademarked the name "Connect Northwest" and has ownership of the following domain names: CNW.COM and CNW.NET. Furthermore, SELLER owns, possesses or has the right to use all intellectual property rights necessary or required to conduct its CNW Business as presently conducted, or otherwise used by the SELLER;

               (b) no royalties or other amounts are payable by the SELLER to other persons by reason of the ownership or the use of the any intellectual property owned or used by the SELLER;

               (c) (i) to the best knowledge of the SELLER , no product or service related to the SELLER's CNW Business and marketed and sold by the SELLER violates any license or infringes upon any intellectual property rights of others, (ii) the SELLER has not received any notice that any such product or service conflicts with any intellectual property rights of others, and (iii) to the best knowledge of the SELLER, there is no reasonable basis to believe that any such violation, infringement or conflict may exist;

               (d) The SELLER is not a party to, or subject to, any contract which currently requires, or upon the passage of time or occurrence of an event or contingency (whether of default or otherwise) will require, the conveyance or disclosure of secret processes or formulae related to, any intellectual property of the SELLER;

               (e) All computer hardware and software included among the CNW Assets and currently used and/or necessary to the conduct of the SELLER's CNW Business, are in reasonable working order;

               (d) The SELLER has obtained and delivered to the BUYER all consents and approvals of third parties necessary to duly transfer to the BUYER all of the SELLER's rights, title and interest in and to all of its intellectual property included among the CNW Assets.

     5.  Representations  and  Warranties  of  BUYER.   BUYER  represents  and
warrants to SELLER that the following statements are true and correct on the date hereof and will be true and correct on Closing as though made on such date:

          5.1 Organization, LLC Power and Authority. BUYER is a limited liability company duly organized, validly existing and in good standing under the laws of Washington, and has the requisite LLC power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. At Closing, BUYER agrees to provide SELLER a copy of the LLC minutes authorizing the purchase of the CNW Assets by BUYER.


PURCHASE AGREEMENT--PAGE 8

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          5.2  Authorization,  Binding  Effect  and No Conflicts. The execution, delivery and performance by BUYER of this Agreement and the consummation by BUYER of the transactions contemplated thereby have been duly authorized by all necessary LLC action on the part of BUYER. This Agreement has been duly and validly executed and delivered by BUYER and constitutes the valid and binding obligation of BUYER, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally, and (ii) general principles of equity.

          5.3 Consents and Approvals. Neither the execution of this Agreement nor the consummation of the purchase of the CNW Assets requires the approval of a third party or consent of any governmental authority having jurisdiction over the CNW Business.

          5.4 No Broker. BUYER has not employed any broker, finder or agent, nor otherwise become obligated for any broker's, finder's or agent's or similar fee with respect to the transaction contemplated by this Agreement.

          5.5 Compliance With Laws. To BUYER's knowledge, BUYER is in compliance with all laws, rules, regulations and orders applicable to the CNW Business (including, without limitation, those relating to environmental protection, occupational safety and health and equal opportunity employment practices), except where the failure to comply therewith does not have a material adverse effect on the financial condition of the CNW Business.

     6. Non-solicitation Covenant. As additional consideration to BUYER, SELLER agrees that it will not directly or indirectly, for a period of two (2) years from Closing, solicit CNW Customers for Internet or web hosting related services. The parties agree: (a) that the restraints imposed herein upon SELLER are necessary for the protection of the BUYER and are not greater than are reasonably necessary; and, (b) that the degree of injury to the public due to loss of the service and skill of the SELLER upon enforcement of said restraints do not and will not warrant nonenforcement of such restraints.

     7.  Indemnification.

          7.1 Indemnification of BUYER. SELLER agrees to indemnify and hold BUYER, its successors and assigns, harmless from and against:

               7.1.1 Any and all claims, liabilities, taxes and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of the CNW Business or to ownership of the CNW Assets by SELLER prior to the Closing. Such claims, liabilities and obligations include any and all claims, liabilities and obligations arising or required to be performed prior to the Closing under any contract, agreement, lease or instrument assumed by BUYER, except for Assumed Liabilities of BUYER.


PURCHASE AGREEMENT--PAGE 9

               7.1.2 Any and all damage or deficiency resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of SELLER under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished to BUYER pursuant to this Agreement or in connection with any of the transactions contemplated hereby.

                    (a) Any and all actions, suits, proceedings, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees incurred by BUYER as a result of SELLER's failure or refusal to compromise or defend any claim incident to the foregoing provisions.

                    (b) If any claim or liability shall be asserted against BUYER which would give rise to a claim by BUYER against SELLER for indemnification under the provisions of this section, BUYER shall promptly notify SELLER in writing of the same, and SELLER shall, at its own expense, compromise or defend any such claim; provided, however, that BUYER may, at its own cost and expense, join and cooperate with SELLER in defending or compromising such claim.


          7.2 Indemnification of SELLER. BUYER hereby agrees to indemnify and hold SELLER and its successors and assigns harmless from and against:

               7.2.1 Any and all claims, liabilities, taxes and obligations of every kind and description, contingent or otherwise, arising from or related to the ownership of the CNW Assets by BUYER subsequent to the Closing.

               7.2.2 Any and all damage or deficiency resulting from any misrepresentations, breach of warranty, nonfulfillment of any agreement or obligation assumed or required to be assumed by BUYER under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished to SELLER pursuant to this Agreement, or in connection with any of the transactions contemplated hereby.

                    (a) Any and all actions, suits, proceedings, damages, assessments, judgments, costs and expenses incident to any of the foregoing provisions, including reasonable attorneys' fees incurred by SELLER as the result of BUYER's failure or refusal to defend or compromise any claim.

                    (b) If any claim or liability shall be asserted against SELLER which would give rise to a claim by SELLER against BUYER for indemnification under the provisions of this section, SELLER shall promptly notify BUYER of the same and BUYER shall, at its own expense, compromise or defend any such claim; provided that SELLER


PURCHASE AGREEMENT--PAGE 10

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may,  at  its own cost and expense, join and cooperate with BUYER in the defense or  compromise  of  such  claim.

     8.  Miscellaneous.

          8.1 Confidentiality. The parties will maintain the confidentiality of this transaction pending the Closing and will discuss it only with legal counsel, accountants and financing sources necessary to effectuate the transaction.

          8.2 Assignment, Successors, Assigns, Etc. The terms and conditions of this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto, their respective heirs, personal representatives, successors and assigns.

          8.3 Survival of Representations and Warranties. All of SELLER's and BUYER's representations and warranties contained herein shall survive the Closing.

          8.4 Schedules and Exhibits. All schedules and exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein.

          8.5 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Washington. The parties hereto agree that this Agreement is a negotiated agreement and shall not be construed against one party or the other. The venue for any dispute shall be Seattle, Washington.

          8.6 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

          8.7 Notices. Any notices or other communications shall be in writing and shall be considered to have been duly given on the earlier of (1) the date of actual receipt or (3) three days after deposit in the first-class certified U.S. mail, postage prepaid, return receipt requested:

          (a)  If to SELLER, to:  CyPost Corporation
                                  900 - 1281 West Georgia
                                  Vancouver, BC
                                  V6E 3G7



          (b)  If to BUYER, to:   2457 152nd Ave. N.E.
                                  Redmond, WA 98052


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          8.8  Amendment.  This  Agreement  may  be amended at any time prior to
Closing by written instrument executed by the parties hereto or by a modification to this Agreement initialed by each party.

          8.9 Entire Agreement. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein.

          8.10 Waiver. Any default, misrepresentation or breach of any covenant or warranty by a party in connection with this Agreement may be waived in writing by the other party. No such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of any covenant or warranty, or affect any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of any covenant or warranty.

          8.11 Arbitration. Any dispute between some or all of the parties under this Agreement shall be resolved by binding arbitration pursuant to RCW
7.04. Matters not addressed by RCW 7.04 shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. If the parties are unable to agree upon an arbitrator to determine the dispute, any party may, upon not less than five court days' notice to the other parties, request that the presiding judge for the King County Superior Court, state of Washington, appoint an arbitrator to determine the dispute. Upon conclusion of the arbitration, the prevailing party may file the award as a judgment with the King County Superior Court, and otherwise enforce its judgment under Washington law. The arbitrator shall determine which party or parties has prevailed, and shall award the prevailing party or parties attorneys' fees and costs, including the costs of the arbitration. The parties shall share equally the cost of the arbitration subject to the right of the prevailing party to recover those costs as part of the arbitration award.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

                                            SELLER:

                                            CyPost Corporation

                                            By:
                                            Its:


                                            BUYER:

                                            ISOMEDIA.COM, L.L.C.


PURCHASE AGREEMENT--PAGE 12

                                            By:
                                            Its:


Exhibits
Exhibit A -Asset List
----------
Exhibit B -Bill of Sale
----------


PURCHASE AGREEMENT--PAGE 13

                                    Exhibit A
                                 CNW Asset List

                                Excluded Assets

Notwithstanding anything to the contrary in this Agreement and except as explicitly set forth in items one through four in Exhibit A herein of this Agreement, CyPost Corporation shall retain all assets excluded from the Purchase Agreement.


          List of Assets to be transferred by SELLER to BUYER

     1. CNW subscriber base including, but not limited to, approximately 2040 dial-up, hosting, e-mail, and frame relay customers.
     2.   CNW.COM and CNW.NET domains.
     3.   All rights to the trademarked name "Connect Northwest."
     4. All Customer information, including billing information, and contact information for all transferred Customers.
     5. All software and software licenses necessary to operate and run the below referenced computers/servers.
     6. The accounting system hardware, software and database files of Customers.
     7. Customer configuration information for the router on the Qwest frame Relay T1 line hosted in the Westin Building, Seattle, WA.
     8.   The P.O. Box 2568located at_1207 Cleveland Ave in Mount Vernon.
     9. The rights, title and ownership of all telephone numbers, fax numbers and 800 telephone numbers designated for use in the CNW Business, and authorization to supercede said telephone numbers to BUYER.
     10. All Class-C block of IP addresses that have been allocated by Savvis to the SELLER and are used in the CNW Business, the CNW.COM hosted web sites and CNW.COM internal network servers.
     11. Have full use of the name CIO.NET and related domains to allow the BUYER to provide service to SELLER's Customers who are currently using that domain name.
     12.  All UUNET realms of CNW.COM to be transferred to BUYER's Radius
          Servers.
     13. Local telephone numbers presently used in Mt. Vernon which all terminate on (360-336-2265)
     14.  Following 10 computer/servers listed below:


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
                                    Exhibit A
                            Assets List - Continued

                       **********************************
                       ***** Mount Vernon COMPUTERS *****
                       **********************************


     SMITHERS - Windows 2000 Professional (Billing fileserver)
     Mini AT case w/ "STC" sticker
     Pentium 166
     64 MB RAM
     1 gig seagate scsi
     2 gig seagate scsi
     Sony scsi cdrom
     Adapterc AHA 3940/3940W pci scsi controller
     No Monitor

     CIO.NET Server - Windows NT4 Server SP6 (cio webserver)
     Mid Tower AT Case w/ "Intel Pentium MMX inside" sticker
     Pentium 200 MMX
     128 MB RAM
     3.5 GB IDE Hard Drive
     2.5 GB IDE Hard Drive
     8X IDE CDROM
     No Monitor
     Dedicated PS2 Mouse

                          *****************************
                          ***** Seattle COMPUTERS *****
                          *****************************

     RAINIER - Solaris 2.5.1 (NS4, MySQL database, Account Management) Rack Mount ATX case (black, Rack 1) unknown CPU class, probably Pentium II
     128 MB RAM
     DPT RAID Controller Card
     (MAYBE) on-board RAID controller (not solaris compatible)
     1 4.5 GB Quantum Viking II SCSI drive
     2 ?? GB Seagate SCSI drives


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
                                    Exhibit A
                            Assets List - Continued


     HOTH - Windows NT 4.0 Server (NT Virtual Domain server)
     Asus Motherboard
     Black Rack Mount AT Case (black, Rack 1)
     Pentium Pro @ 200 mhz
     128 MB RAM
     2 GB SCSI Quantum Fireball drive
     8.4 GB SCSI Quantum Fireball drive
     SymBios Logic C810 PCI SCSI Host Adapter (daughter-card)
     Sony SCSI CD-ROM Drive (SCSI)

     TERMINUS - Windows NT 4.0 Server (NT Virtual Domain server)
     Black Racom Mount AT Case (black, Rack 1)
     Pentium 233 MMX
     128 MB RAM
     Adaptec AHA 2840 Ultra/Ultra Wide SCSI controller card
     4 GB Wester Digital SCSI drive
     Toshiba SCSI CDROM
     20 GB Seagate Tape Drive (broken?)

     SHASTA - Old Solaris (shell services)
     Desktop style case on shelf (Rack 3, Seattle NOC)
     Sparc Station 5
     2 x 4GB SCSI drives in external drive housing
     1 x 2GB Internal SCSI drive
     64 MB RAM

     ADAMS - Solaris 2.7 (unix virtual domain server)
     Black Rack Mount AT Case
     Pentium 233 MMX
     4 GB Western Digital SCSI drive
     9 GB Quantum Atlas 4
     ??? RAM
     ??? SCSI controller


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                                    Exhibit A
                            Assets List - Continued

     BAKER - Solaris 2.5.1 (mail, user websites, primary client resolver server) Black Full-Size Rack Mount Case
     Dual Pentium Pro @ 200 mhz
     256 MB RAM
     2 x 4 GB SCSI Drives (RAID)
     1 x 4 GB Seagate ST34572W
     2 x 3 GB Quantum Viking
     DPT Raid Controller w/ 64 MB memory
     LASSEN - Solaris 2.5 (backup mail, secondary DNS)
     Full Tower AT Case (on floor)
     Pentium 90 mhz
     4 GB Seagate ST15320N SCSI Hawk
     SCSI Controller (adaptec 2940?)

     HOOD - Redhat Linux 7.3 (mail, primary DNS, radius, sql)
     Full Tower ATX Case
     Pentium II or II
     other stats unavailable at this time


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                                    Exhibit B
                          Bill of Sale - See attached



PURCHASE AGREEMENT--PAGE 18

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